EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BATS Global Markets, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BATS Global Markets, Inc. of our report dated February 22, 2012, except for Note 21(b), as to which the date is March 1, 2012, with respect to the consolidated statements of financial condition of BATS Global Markets, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, which report appears in the Registration Statement on Form S-1 (No. 333-174166) of BATS Global Markets, Inc.

/s/ KPMG LLP

Kansas City, Missouri
March 20, 2012